Exhibit 10.18

Executive Officer Compensation Summary

The executive officers of CuraGen Corporation and Subsidiaries (the “Company”) are: (i) Frank M. Armstrong, M.D., President and Chief Executive Officer; (ii) Paul M. Finigan, J.D., Senior Vice President and General Counsel; (iii) Timothy M. Shannon, M.D., Executive Vice President and Chief Medical Officer of Research & Development; (iv) Elizabeth A. Whayland, Senior Vice President of Finance and Corporate Secretary; (v) David M. Wurzer, Executive Vice President, Chief Financial Officer and Treasurer; and (vi) Christopher K. McLeod, President and Chief Executive Officer of 454 Life Sciences Corporation (“454”).

The compensation structure for executive officers of the Company and 454 consists of three components: (i) base salary, (ii) discretionary cash bonuses or stock awards, and (iii) annual performance-based non-equity and equity awards.

Employment Agreements with Executive Officers

The Company and 454 entered into amended and restated employment agreements with the above executive officers on September 1, 2006. Compensation decisions affecting the Company’s executive officers are made on an annual basis by the Compensation Committee of the Company’s Board of Directors (the “Committee”) and by the Board of Directors of 454 (“ 454 Board”) for 454 executive officers. In January 2007, the Committee and the 454 Board approved the terms of compensation to be paid to the Company’s executive officers and the President and Chief Executive Officer of 454, including the base salary for 2007, as follows:

Frank M. Armstrong, M.D. - The Committee approved a 6% increase in Dr. Armstrong’s base salary for 2007, as well as a $284,200 performance-based non-equity award and a performance-based restricted stock award of 129,190 shares. As a result of the increase, Dr. Armstrong’s base salary is now $519,400.

Paul M. Finigan, J.D. - The Committee approved a 4% increase in Mr. Finigan’s base salary for 2007, as well as a $46,200 performance-based non-equity award and a performance-based restricted stock award of 26,250 shares. As a result of the increase, Mr. Finigan’s base salary is now $291,200.

Timothy M. Shannon, M.D. - The Committee approved a 6% increase in Dr. Shannon’s base salary for 2007, as well as a $128,540 performance-based non-equity award and a performance-based restricted stock award of 41,740 shares. As a result of the increase, Dr. Shannon’s base salary is now $344,500.

Elizabeth A. Whayland - The Committee approved a 6% increase in Ms. Whayland’s base salary for 2007, as well as a $69,630 performance-based non-equity award and a performance-based restricted stock award of 19,790 shares. As a result of the increase, Ms. Whayland’s base salary is now $223,660.

David M. Wurzer - The Committee approved a 6% increase in Mr. Wurzer’s base salary for 2007, as well as a $118,650 performance-based non-equity award and a performance-based restricted stock award of 38,530 shares. As a result of the increase, Mr. Wurzer’s base salary is now $318,000.

Christopher K. McLeod - The 454 Board approved a 3.5% increase in Mr. McLeod’s base salary for 2007, as well as a $160,550 performance-based non-equity award and a performance-based stock option award to purchase 200,000 shares of 454 common stock. As a result of the increase, Mr. McLeod’s base salary is now $350,000.